UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EXPRESSJET HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

EXPRESSJET HOLDINGS, INC.

700 North Sam Houston Parkway West

Suite 200

Houston, Texas 77067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 30, 2008

A Special Meeting of stockholders of ExpressJet Holdings, Inc. will be held at The Downtown Club at Houston Center, 1100 Caroline Street, Houston, Texas on Wednesday, June 30, 2008, at 10:00 a.m., local time, for the following purposes:

1.	To approve the issuance of such number of shares of our common stock as may be reasonably necessary to repurchase all of our outstanding 4.25% Convertible Notes due 2023 if we are required by noteholders to repurchase the notes in accordance with the indenture under which they were issued and if we elect to satisfy our repurchase obligation by issuing shares of common stock; and

2.	To approve a proposal to amend our Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 200 million to 400 million; and

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The holders of record of our common stock at the close of business on June 11, 2008 are entitled to notice of and to vote at the meeting.

Sincerely,

Scott R. Peterson Secretary

Houston, Texas

June     , 2008

Please authorize your proxy and direct your vote even if you plan to attend the meeting in person. You may do so by internet or telephone as described in the attached proxy statement. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

EXPRESSJET HOLDINGS, INC.

700 North Sam Houston Parkway West

Suite 200

Houston, Texas 77067

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 30, 2008

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of our board of directors of proxies to be voted at a special stockholders meeting or any adjournment or postponement of that meeting (the “Meeting”). The Meeting will be held at The Downtown Club at Houston Center, 1100 Caroline Street, Houston, Texas on Wednesday, June 30, 2008, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement is being first mailed or otherwise delivered to stockholders on or about June 12, 2008.

Record Date; Stockholders Entitled to Vote; Quorum; Vote Required

Holders of record of our common stock at the close of business on June 11, 2008, the record date for the Meeting, are entitled to notice of and to vote at the Meeting (the “Record Date”). At the close of business on the Record Date, the company had 51,854,216 shares of common stock outstanding. Subject to certain limitations on voting by non-U.S. citizens (described below), each share of our common stock is entitled to one vote per share on the matters proposed.

A quorum of stockholders is necessary for a valid meeting. A quorum is comprised of the holders of a majority of the outstanding shares of common stock, attending the Meeting personally or represented by proxy.

Under New York Stock Exchange (“NYSE”) rules, the affirmative vote of a majority of shares that cast a vote on this matter in person or by proxy is required to approve Proposal No. 1.

Under the law of our state of incorporation, Delaware, the affirmative vote of a majority of the outstanding shares of our common stock is required to approve Proposal No. 2.

Abstentions will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum, but they will not be included in the number of votes cast on a matter. As a result, they will not be taken into account in determining the approval of Proposal No. 1, and they will have the same effect as a vote against Proposal No. 2.

Broker non-votes will also be considered present for the purpose of determining the presence of a quorum. (Broker non-votes occur when brokers or other nominees who hold shares for another are not permitted under stock exchange rules to vote on a matter without instructions from beneficial owners of the shares and no instructions are given.) Broker non-votes are not treated as votes cast or shares entitled to vote with respect to a particular matter, so they will not be taken into account in determining the approval of Proposal No. 1, and they will have the same effect as a vote against Proposal No. 2.

Neither proposal is conditioned upon the approval of the other proposal.

Voting of Proxies

Although you may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this proxy statement, we would prefer that you vote instead by internet or telephone if possible, which saves the company money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

Shares Held of Record. Stockholders with shares registered in their names at Mellon Investor Services LLC, our transfer agent and registrar, may authorize a proxy by internet at the following internet address: http://www.proxyvoting.com/xjt, or by telephone by calling Mellon at 1-866-540-5760. Proxies submitted through Mellon by internet or telephone must be received by 11:59 p.m. Eastern time on June 29, 2008. Giving a proxy will not affect your right to vote in person if you decide to attend the Meeting.

Shares Held in a Bank or Brokerage Account. A number of banks and brokerage firms participate in a program (separate from that offered by Mellon Investor Services) that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through one of these programs must also be received by 11:59 p.m. Eastern time on June 29, 2008. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, allow stockholders to give their proxy instructions, and confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

Revocation of Proxies

You can revoke your proxy before it is exercised at the Meeting in any of three ways:

•	by submitting written notice to our Secretary before the Meeting that you have revoked your proxy;

•	by timely submitting another proxy by internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

ExpressJet will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the company, none of whom will receive additional compensation therefor, and by Morrow & Co., LLC, which the company has retained to assist in soliciting proxies for a fee estimated not to exceed $10,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Meeting

At the Meeting, we will act only on the matters indicated on the accompanying Notice and on procedural matters related to the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

Q: What am I voting on?

A: You are voting on two proposals:

Proposal No. 1: Issuance of such number of shares of the company’s common stock as may be reasonably necessary to repurchase all of our outstanding 4.25% Convertible Notes due 2023 (the “Notes”) if we are required by noteholders to repurchase the Notes in accordance with the Indenture (the “Indenture”) dated August 5, 2003, among the company, a subsidiary of the company as guarantor, and Bank One, N.A. (now known as The Bank of New York Trust Company, N.A.) as trustee (the “Trustee”), and if we elect to satisfy the repurchase obligation by issuing shares of common stock.

Proposal No. 2: Amendment of the company’s Restated Certificate of Incorporation (“Charter”) to increase the authorized number of shares of common stock.

For a detailed description regarding the number of shares that may ultimately be issuable in the repurchase of the Notes if either or both of the proposals are approved, see the section of this Proxy Statement entitled “Introduction—The Effect of the Common Stock’s Market Price.”

Q: Why does the company need to hold this vote?

A: Holders of the Notes have the right under the Indenture to require us to repurchase all or a portion of their Notes on August 1, 2008 at a price equal to 100% of the $1,000 principal amount plus accrued and unpaid interest, if any. We may choose to pay the repurchase price for the Notes in cash, or in shares of common stock (valued as calculated under the Indenture), or in some combination thereof. While we cannot predict if some or all of the noteholders will exercise their right to require us to repurchase the Notes, if all of the holders of the outstanding Notes exercise their right to require us to repurchase the Notes, then we will be required to repurchase the Notes for approximately $131.2 million in cash, common stock, or a combination thereof. We cannot provide assurance at this time that the company will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

If we elect to use shares of common stock to satisfy our repurchase obligations, the rules of the NYSE require that the company not issue a number of shares equal to or in excess of 20% of our outstanding common stock without stockholder approval. Without stockholder approval of Proposal No. 1, we would only be able to issue up to 10,370,843 shares of common stock to satisfy our Note repurchase obligations, which could only represent a small percentage of the repurchase value. As an example, if the value of our common stock as calculated under the Indenture was $2.00 per share before discount as calculated under the Indenture, the company could only issue enough stock to satisfy approximately $20.2 million of our Note repurchase obligations and would be forced to use approximately $111.0 million in cash. We are seeking stockholder approval for the issuance of additional shares of common stock in the event we elect to use additional shares to satisfy our repurchase obligations.

Furthermore, we only have 200 million shares of common stock that are authorized under our Charter. As of the Record Date, the maximum number of shares we could issue in satisfaction of Note repurchase obligations was 139,591,783. Depending on the number of Notes we are required to repurchase and on the value of our common stock at the time we are required to effect any repurchases, we may not have enough shares available under the Charter to fully satisfy all of our repurchase obligations in common stock. As a result, we are proposing to increase the number of shares of common stock authorized under the Charter from 200 million to 400 million, increasing the likelihood that we will be able to fully satisfy all of our Note repurchase obligations in common stock, although there can be no assurance that this will be the case.

However, any election by us to satisfy our repurchase obligations in whole or in part in stock is subject to our ability to satisfy certain conditions, including due authorization of all stock issued in connection with the repurchase of the Notes under the NYSE rules and the company’s charter provisions referred to below. If we are unable to satisfy all conditions provided in the Indenture, we are not permitted to use any stock in satisfaction of repurchase obligations, and all such repurchase obligations must be paid in cash.

Q: What does the company plan to do with respect to issuing shares of common stock to satisfy its Note repurchase obligations?

A: We have determined that it is in the best interests of the company to have the flexibility to issue the maximum number of shares of our common stock reasonably necessary to repurchase the Notes. Our ability to do so will provide us with greater flexibility in discharging our obligations under the Notes and enable us to minimize our cash expenditures and/or potential needs for additional financing. While our options to satisfy the Note repurchase obligations continue to be dependent on several factors outside of our control, and thus we have not determined our specific course of action at this time, we currently expect to deliver notice to the holders of Notes in late June 2008 that we will be paying the repurchase price entirely in shares of common stock. While we may elect in the notice to holders to make a portion of the repurchase with cash, we cannot provide assurance at this time that we will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

Q: Are there any Dissenter’s Rights or Appraisal Rights?

A: Pursuant to applicable Delaware law, there are no dissenter’s or appraisal rights relating to the matters to be acted upon at the Special Meeting.

Q: Who is Soliciting my Proxy to Vote on this Proposal?

A: Our board of directors is requesting your proxy to vote on this proposal.

Q: What is the Voting Recommendation of the Board?

A: The board recommends a vote “FOR” Proposal No.1 and a vote “FOR” Proposal No. 2.

Q: Whom should I contact if I have any questions?

A: If you have any questions before you vote, please contact the company’s proxy solicitor, Morrow & Co., LLC, toll-free at 1-800-607-0088, and state that you are calling about ExpressJet Holdings, Inc.

INTRODUCTION

In August 2003, we completed an offering of $137.2 million aggregate principal amount of 4.25% convertible notes due 2023. Net of repurchases of some of the Notes under our securities repurchase program, approximately $131.2 million aggregate principal amount of the Notes remain outstanding.

Pursuant to the Indenture, the holders of the Notes have the right to require us to repurchase the Notes on August 1, 2008 at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any. If we were required to repurchase all of the outstanding Notes, we would be required to pay approximately $131.2 million in cash, common stock, or a combination thereof. We have the right to elect whether to use cash, stock, or a combination thereof to repurchase the Notes. We cannot provide assurance at this time that we will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

We must deliver a notice in late June 2008 and, if we elect to use a combination of stock and cash, the notice must specify the percentage of the repurchase price that will be paid in stock and cash, respectively. However, any election to satisfy our repurchase obligations in whole or in part in stock is subject to our ability to satisfy certain conditions, including due authorization of all stock issued in connection with the repurchase of the Notes under the NYSE rules and the Charter provisions referred to below. If we are unable to satisfy all conditions provided in the Indenture, we will not be permitted to use any stock in satisfaction of repurchase obligations, and all of the repurchase obligations must be paid entirely in cash. The terms of the Notes are described in greater detail below in the section entitled “—Material Terms of the Notes.”

If we elect to use shares of common stock to satisfy any repurchase obligations, NYSE rules require that we not issue a number of shares equal to or in excess of 20% of our outstanding common stock without stockholder approval. Unless we obtain stockholder approval, we would only be able to utilize a small percentage of shares of common stock to satisfy the Note repurchase obligations. We are seeking stockholder approval under Proposal No. 1 for the shares of common stock issuable in the event we elect to use additional shares to satisfy our repurchase obligations. See “Proposal No. 1.”

Even if stockholders approve Proposal No. 1, the value of our common stock (as calculated under the Indenture) may drop below a level that will require us to issue more shares of common stock than are currently authorized under the Charter, in which case the Indenture requires us to make the repurchases entirely in cash, leading to the same adverse effects described above. Proposal No. 2 is being submitted to stockholders in order to reduce this possibility. See “Proposal No. 2.”

We have reviewed a number of considerations involved in determining whether to elect to deliver common stock in lieu of some or all of the cash that would otherwise be required in connection with repurchasing the Notes. Among other matters, we considered the effect of issuing additional shares of common stock and diluting existing stockholders, as described herein and in our annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the period ended March 31, 2008. We also considered the terms on which we could obtain other financing in an amount sufficient to pay the entire repurchase price in respect of the Notes; or whether we could either sell, or obtain financing secured by, the auction rate securities we hold. We also analyzed our anticipated cash flow needs in the near future, including increased operating costs associated with our branded flying operations, particularly those caused by higher fuel costs. On balance, we have determined that we may not be able to obtain alternative financing or sources of capital on terms that are acceptable to us. As a result, we cannot provide assurance at this time that the company will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

The Effect of the Common Stock’s Market Price

If the company uses shares of common stock to satisfy its Note repurchase obligations, the Indenture requires us to issue that number of shares equal to the quotient obtained by dividing (i) the amount of cash to which holders of the Notes would have been entitled had we elected to pay all or a specified percentage, as the case may be, of the repurchase price in cash by (ii) 97.5% of the average of the closing sale price of its common stock for the five consecutive trading days ending on the third business day prior to August 1, 2008, appropriately adjusted to take into account the occurrence, during the five trading day period, of certain events (i.e. stock splits, rights issuances and other distributions).

The below table illustrates the effect of the market price for our common stock (which will be discounted to 97.5% of its value as required by the Indenture) and the resulting amount of common stock which may be issued without stockholder approval.

Market Price	Number of Shares Issuable Without Stockholder Approval	Maximum Value of Notes that Newly Issued common stock Can Repurchase
$3.00	10,370,843	$30,334,716
2.75	10,370,843	$27,806,823
2.50	10,370,843	$25,278,930
2.25	10,370,843	$22,751,037
2.00	10,370,843	$20,223,144
1.75	10,370,843	$17,695,251
1.50	10,370,843	$15,167,358
1.25	10,370,843	$12,639,465
1.00	10,370,843	$10,111,572
.75	10,370,843	$7,583,679
.50	10,370,843	$5,055,786

We cannot predict what the applicable market price will ultimately be, but has used the above table for illustrative purposes. Each increase/decrease of $.25 per share would result in an increase/decrease of $2.5 million in the amount of Notes that we could repurchase using common stock. We have considered the possible impact of a decline in the price of its common stock from its current level and are seeking approval to issue such number of shares of our common stock as may be reasonably necessary to repurchase all of the outstanding Notes if we are required by noteholders to repurchase the Notes and if we elect to satisfy our repurchase obligation by issuing shares of common stock.

The below table illustrates the effect of the market price for our common stock (which will be discounted to 97.5% of its value as required by the Indenture) and the resulting amount of common stock that we must issue if all noteholders require us to repurchase the Notes and if we elect to satisfy our repurchase obligation solely by issuing shares of common stock. If the trading price of our common stock drops below approximately $.97, then we will not have enough shares authorized and available for issuance under our Charter and will need to have had the stockholders approve Proposal No. 2 as well as Proposal No. 1. If the trading price of our common stock drops below approximately $.37, then we will not have enough shares authorized and available for issuance under our Charter even if stockholders approve Proposal No. 2.

Market Price	Maximum Note Repurchase Obligation	Number of Shares of Common Stock that the Company Must Issue
$3.00	$131,200,000	44,854,701
2.75	$131,200,000	48,932,401
2.50	$131,200,000	53,825,641
2.25	$131,200,000	59,806,268
2.00	$131,200,000	67,282,051
1.75	$131,200,000	76,893,773
1.50	$131,200,000	89,709,402
1.25	$131,200,000	107,651,282
1.00	$131,200,000	134,564,103
.75	$131,200,000	179,418,803
.50	$131,200,000	269,128,205

We wish to retain the flexibility to use all cash, all stock or a combination thereof to satisfy our repurchase obligations in the event that holders of Notes exercise their right to demand repurchase. Moreover, if we do not obtain stockholder approval of this Proposal, we will not be able to issue more than 10,370,843 shares of common stock in connection with any repurchase of Notes and would be forced to use cash to satisfy the remainder of its repurchase obligations. There can be no guarantee that we would have adequate cash resources to satisfy the remainder of our Note repurchase obligations when they become due. Any such failure to have the ability to issue shares or have adequate cash could result in a default under the Indenture.

Material Terms of the Notes

In August 2003, we completed an offering of $137.2 million aggregate principal amount of 4.25% convertible notes due 2023 with interest payable semi-annually. Each holder has the right to require that we repurchase their Notes on August 1, 2008, 2013 and 2018 (“Repurchase Dates”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. Additionally, we have the right to redeem the Notes for cash, as a whole at any time or from time to time in part, beginning on August 4, 2008, for a price equal to 100% of the principal amount plus accrued and unpaid interest, if any. We have the right to elect whether to use cash, common stock, or a combination thereof to repurchase the Notes.

At the end of June 2008, we must give notice to the holders of the Notes and elect to use shares of common stock, cash or any combination thereof to repurchase any Notes. If we use shares, then the number of shares will be determined near the August 1st Repurchase Date and will be equal to the repurchase price divided by a value that is 97.5% of the average closing sales price of our common stock for the five consecutive trading days ending on the third business day prior to the applicable Repurchase Date (adjusted to take into account the occurrence of certain events that would require adjustment of the conversion rate). If the market value of our common stock deteriorated significantly at the time the Notes could be put to us, we might not have sufficient shares to fully settle the Notes in stock and the Indenture would require that we repurchase the notes entirely in cash. A requirement to fund such amount in cash would have a material adverse effect on our financial condition. We cannot provide assurance at this time that we will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

The Notes are our general unsubordinated, unsecured obligations and are jointly and severally guaranteed on an unconditional basis by our indirect, wholly-owned subsidiary ExpressJet Airlines, Inc. The Notes and the guarantee are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness. The Notes and the guarantee are junior to any of our secured obligations and the secured obligations of our wholly-owned subsidiaries to the extent of the collateral pledged. Except as otherwise specified in the Indenture, there are no restrictions on our subsidiary’s ability to transfer funds to us in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to its parent in certain circumstances.

The Notes are convertible into shares of our common stock at a conversion rate of 54.9451 shares per $1,000 in principal amount at maturity of the Notes. This conversion rate is subject to adjustment in certain circumstances. Holders of the Notes may convert all or a portion of their notes into shares of our common stock under the following circumstances: (i) at any time during or after any fiscal quarter commencing after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the fiscal quarter prior to such quarter is greater than 120% of the conversion price per share of common stock on such last day; (ii) subject to certain exceptions, during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each of the five trading days was less than 98% of the product of the closing sales price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes; (iii) if the Notes have been called for redemption; or (iv) upon the occurrence of specified corporate transactions.

Pursuant to a registration rights agreement entered into in connection with the sale of the Notes, we filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission in September 2003 which subsequently became effective, covering the resale of the Notes and the underlying common stock.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, by written notice to us (and to the trustee, if notice is given by the holders of the Notes), declare the principal amount of the Notes accrued through the date of such declaration, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. The Indenture provides that the trustee will give to the holders of the Notes notice of all uncured defaults within 90 days after the occurrence of default. However, notice will not be given until 60 days after the occurrence of a default with respect to the Notes involving a failure to perform a covenant other than the obligation pay principal and interest. Further, in the case of default in payment on the Notes, the trustee may withhold the notice if and so long as a committee comprised of certain officers of the trustee determines in good faith that withholding such notice is in the interest of the holders of the Notes. The Indenture provides that the holders of not less than a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the Notes, or exercising any trust or power conferred on the trustee. By notice to the trustee, the holders of not less than the majority in total principal amount of the Notes may waive any past default or event of default with respect to that series and its consequences. Further, a majority of the holders may rescind and annul a declaration of acceleration with respect to that series (unless a judgment or decree based on such acceleration has been obtained and entered), except an acceleration based on an event of default in the payment of the principal of, or interest, if any, on the notes (and any resulting acceleration) and certain other defaults.

The terms of the Notes are complex and only briefly summarized above. For further information on the Notes and the rights of the holders of the Notes, please refer to the descriptions contained in our Annual Report on Form 10-K for the period ended December 31, 2007 and in the Indenture and the form of note, which contain a complete statement of the terms and conditions of the Notes (and which are filed as exhibits to our Current Report on Form 8-K dated September 2, 2003 and filed on September 3, 2003).

Limitation on Stock Issuances

Pursuant to NYSE rules, we are required to obtain stockholder approval to issue shares of common stock equal to or in excess of 20% of the common stock outstanding before the issuance. As of the Record Date, we had 51,854,216 shares of common stock issued and outstanding [(not including 3,262,813 shares held as treasury shares).] Accordingly, unless we obtain stockholder approval, it will only be able to issue up to 10,370,843 shares of common stock to satisfy our Note repurchase obligations. See “Proposal No. 1.”

Our Charter currently authorizes us to issue up to 200,000,000 shares of common stock. As of the Record Date, we had 51,854,216 shares outstanding and 8,554,001 shares reserved for issuance under stock-based compensation plans. Therefore, as of Record Date, we could not have issued more than 139,591,783 shares of common stock. Even if stockholders approve Proposal No. 1, the value of our common stock as calculated under the Indenture may drop below a level that will require us to issue more shares of common stock than are currently authorized under our Charter, in which case the Indenture requires us to make the repurchases entirely in cash, leading to the same adverse effects described above. Proposal No. 2 is being submitted to stockholders in order to reduce this possibility. See “Proposal No. 2.”

Effect on Outstanding Common Stock

The issuance of shares of common stock to satisfy our repurchase obligations with respect to outstanding Notes could have a dilutive effect on our earnings per share and on each stockholder’s percentage voting power. In addition, such issuance could, under certain circumstances, have the effect of delaying or preventing a change in control of the company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the company or remove incumbent directors from office.

Shares of Common Stock Issued in Exchange for Notes will be Registered Securities

Pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), shares of common stock that we use to satisfy our Note repurchase obligations will be deemed registered securities under the Securities Act upon consummation of the exchange.

PROPOSAL NO. 1

ISSUANCE OF SUCH NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AS MAY BE REASONABLY NECESSARY TO REPURCHASE ALL OF ITS OUTSTANDING 4.25% CONVERTIBLE NOTES DUE 2023 IF THE COMPANY IS REQUIRED BY NOTEHOLDERS TO REPURCHASE THE NOTES IN ACCORDANCE WITH THE INDENTURE AND IF THE COMPANY ELECTS TO SATISFY ITS REPURCHASE OBLIGATION BY ISSUING SHARES OF COMMON STOCK

If the company elects to use shares of common stock to satisfy its repurchase obligations, NYSE rules require that we not issue a number of shares equal to or in excess of 20% of its common stock without stockholder approval. Unless we obtain stockholder approval, we would only be able to utilize a small percentage of shares of common stock to satisfy our Note repurchase obligations. We are seeking stockholder approval under Proposal No. 1 for the shares of common stock issuable in the event we elect to use additional shares to satisfy our repurchase obligations. The terms of the Notes are described in greater detail in the section entitled “Introduction—Material Terms of the Notes.”

Why the Company is Seeking Stockholder Approval

As explained in additional detail below, if we elect to use shares of common stock to satisfy our repurchase obligations, we are subject to the following limitations:

•	Pursuant to NYSE rules, we are required to obtain stockholder approval to issue shares of common stock equal to or in excess of 20% of the common stock outstanding before the issuance.

•

As of the Record Date, we had 51,854,216 shares of common stock issued and outstanding (not including 3,262,813 shares held as treasury shares). Accordingly, unless we obtain stockholder approval, we will only be able to issue up to 10,370,843 shares of common stock to satisfy our Note repurchase obligations. Assuming the value of our common stock as calculated under the Indenture was $2.00 per share before discount as calculated under the Indenture, we could issue stock to repurchase approximately $20.2 million in notes. Please note that this trading value is an assumption and that the common stock’s average market price and the resulting actual maximum value that we would be able to satisfy by issuing shares of common stock will ultimately be based upon 97.5% of the common stock’s average market price for the five trading day period ended July 29, 2008 pursuant to the formula set forth in the Indenture.

•

If all holders of Notes exercise their right to require us to repurchase all of their Notes and we are not able to issue more than 10,370,843 shares of common stock because stockholders do not approve Proposal No. 1, and assuming a trading price of $2.00 per share before discount as calculated under the Indenture, we would be required to use cash to satisfy approximately $111.0 million of our Note repurchase obligations. A requirement to fund such amount in cash would have a material adverse effect on our financial condition. We cannot provide assurance at this time that we will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

•

If we do not have adequate cash resources to make any required cash repurchases of Notes in the event we do not receive stockholder approval to issue additional common stock, we may not be able to satisfy our Note repurchase obligations, in which case the company could be in default under the Indenture and our business and operations could be materially adversely affected.

•

Even if stockholders approve Proposal No. 1, the value of our common stock as calculated under the Indenture may drop below a level that will require us to issue more shares of common stock than are currently authorized under our Charter. If we are unable on the repurchase date to issue enough shares to comply with the notice that we deliver to holders of the Notes in late June 2008, then the Indenture requires us to make the repurchases entirely in cash, leading to the same adverse effects described above. Proposal No. 2 is being submitted to stockholders in order to reduce this possibility. See “Proposal No. 2.”

The company wishes to retain the flexibility to issue the maximum number of shares of our common stock reasonably necessary to repurchase the Notes. Our ability to do so will provide us with greater flexibility in discharging our obligations under the Notes and enable us to minimize our cash expenditures and/or potential needs for additional financing. While our options to satisfy the Note repurchase obligations continue to be dependent on several factors outside of our control, and thus we have not determined our specific course of action at this time, we currently expect that we will deliver notice to the holders of Notes in late June 2008 that we will be paying the repurchase price entirely in shares of common stock. While we may determine to make the repurchase with a portion of cash, we cannot provide assurance at this time that we will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE THE ISSUANCE OF SUCH NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AS MAY BE REASONABLY NECESSARY TO REPURCHASE ALL OF ITS OUTSTANDING 4.25% CONVERTIBLE NOTES DUE 2023 IF THE COMPANY IS REQUIRED BY NOTEHOLDERS TO REPURCHASE THE NOTES IN ACCORDANCE WITH THE INDENTURE AND IF THE COMPANY ELECTS TO SATISFY ITS REPURCHASE OBLIGATION BY ISSUING SHARES OF COMMON STOCK

PROPOSAL NO. 2

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE

THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

Our board of directors has unanimously approved and is submitting for stockholder approval an amendment to our Restated Certificate of Incorporation, also referred to as the Charter, to increase the number of authorized shares of common stock from 200 million shares to 400 million shares. No change is being proposed in the authorized number of shares of our preferred stock, which will remain at 10 million.

Of the 200 million currently authorized shares of common stock, as of the Record Date, there were 51,854,216 shares issued and outstanding (not including 3,262,813 shares held as treasury shares). In addition, as of that date, 8,554,001 shares were reserved for issuance upon the exercise of outstanding stock options and for future awards under our stock-based compensation plans. Thus, the maximum number of shares of common stock the company could issue in satisfaction of Note repurchase obligations was 139,591,783. This number assumes that stockholders approve Proposal No. 1 and that the NYSE rules do not limit the issuance of additional shares. See “Proposal No. 1” above.

Pursuant to the Indenture, the holders of the Notes have the right to require us to repurchase the Notes on August 5, 2008 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. If all of the holders of the remaining outstanding Notes exercise their right to require us to repurchase all of the outstanding Notes, we will be required to repurchase the outstanding Notes for approximately $131.2 million in cash, common stock, or a combination thereof. We have the right to elect whether to use cash, stock, or a combination thereof to repurchase the Notes. We cannot provide assurance at this time that the company will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash. The terms of the Notes are described in greater detail in the section entitled “Introduction—Material Terms of the Notes.”

Depending on the number of Notes we are required to repurchase and on the value of our common stock (as calculated under the Indenture) at the time it is required to effect any repurchases, we may not have enough shares available under our Charter to fully satisfy all of its repurchase obligations in common stock. As a result, we have proposed to increase the number of shares of common stock authorized under our Charter from 200 million to 400 million, increasing the likelihood that we will be able to fully satisfy all of its Note repurchase obligations in common stock, although there can be no assurance that this will be the case.

If Proposal No. 2 is approved, we will file the certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware at such time as the board of directors determines the appropriate effective time for the increase in authorized shares. The certificate of amendment would provide that Article FOUR of our Restated Certificate of Incorporation be amended to read as follows:

FOUR: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 410 million, consisting of 400 million shares of common stock, par value one cent ($.01) per share (the “Common Stock”), and 10 million shares of a class of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

Why the Company is Seeking Stockholder Approval

Pursuant the law of our state of incorporation, Delaware, the board of directors of the company must approve any amendment to its Charter and submit the amendment to stockholders. The affirmative vote of a majority of the outstanding shares of our common stock is required to approve Proposal No. 2.

Even if stockholders approve Proposal No. 1, the value of our common stock (as calculated under the Indenture) may drop below a level that will require us to issue more shares of common stock than the 200 million that are currently authorized under our Charter, in which case the Indenture requires us to make the repurchases entirely in cash, leading to the same adverse effects described above under “Proposal No. 1 – Why the Company is Seeking

Stockholder Approval.” This Proposal No. 2 to increase the number of authorized shares of common stock is being submitted to stockholders in order to reduce this possibility.

We wish to retain the flexibility to issue the maximum number of shares of our common stock reasonably necessary to repurchase the Notes. Our ability to do so will provide us with greater flexibility in discharging our obligations under the Notes and enable us to minimize our cash expenditures and/or potential needs for additional financing. While our options to satisfy the Note repurchase obligations continue to be dependent on several factors outside of our control, and thus we have not determined our specific course of action at this time, we currently expect that we will deliver notice to the holders of Notes in late June 2008 that we will be paying the repurchase price entirely in shares of common stock. If the trading price of our common stock drops below approximately $.40, then we will not have enough shares authorized and available for issuance under our Charter even if stockholders approve this Proposal No. 2. While we may determine to make the repurchase with a portion of cash, we cannot provide assurance at this time that the company will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

While not the primary purpose for the proposed increase, the additional authorized shares of common stock will also be available from time to time for corporate purposes, including raising additional capital, acquisitions of other companies, products, technologies or businesses, stock dividends, stock splits and other distributions. We do not have any present intention or plan to issue shares of common stock for any purpose, except for the issuance of shares (i) in connection with the repurchase of the Notes and (ii) upon the exercise of outstanding stock options and future issuances under our compensation plan to the extent deemed appropriate by the Human Resources Committee of our board of directors.

Authorized but unissued shares of our common stock may be issued from time to time upon authorization by our board of directors, at such times, to such persons and for such consideration as the board may determine in its discretion, except as may be required for a particular transaction by applicable law, regulation or the rules of the NYSE. When and if such shares are issued, they would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock.

The authorization of the additional shares would not, by itself, have any effect on the rights of stockholders. However, holders of common stock have no preemptive rights to acquire additional shares of common stock, such that the issuance of additional shares could have a dilutive effect on earnings per share and the voting power of existing stockholders at the time of the issuance. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

The board of directors does not believe an increase in the number of authorized shares of our common stock would significantly affect the ability of a third party to attempt to gain control of us. However, it is possible that an increase in authorized shares could render more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by allowing the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required stockholder approval for a proposed transaction for control. The board of directors has no current intention to authorize the issuance of additional shares for such purposes and is not aware of any present attempt to obtain control of us or otherwise accumulate our common stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

We have only one class of voting securities outstanding, common stock, which is entitled to one vote per share subject to the following limitations. Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as the company’s wholly owned subsidiary, ExpressJet Airlines, Inc., may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. Consequently, the company must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each partner of which is an individual who is a citizen of the United States; or

•

a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States. Our Charter provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless those shares are registered on a separate stock record. Accordingly, you will be asked to certify to the company when you vote by proxy or in person either that you are a U.S. citizen as defined above, or that your shares have been registered on our foreign stock record. Our bylaws further provide that no shares will be registered on this record if the amount so registered would exceed U.S. foreign ownership restrictions.

Beneficial Ownership of common stock by Certain Persons

The following table sets forth, as of June 2, 2008 (except as noted below), information available to us with respect to persons that beneficially own more than five percent of any class of our voting securities.

Name and Address of Beneficial Holder	Title of Class	Number of Shares	Percent of Class
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	common stock	5,300,200	10.2%
Dimensional Fund Advisors LP(2) 1299 Ocean Avenue Santa Monica, CA 90401	common stock	4,312,167	8.3%
Hayman Advisors, L.P.(3) 2626 Cole Avenue, Suite 200 Dallas, TX 75204	common stock	3,948,578	7.6%
Corriente Advisors, LLC(4) 201 Main Street, Suite 1800 Fort Worth, TX 76102	common stock	3,394,764	6.5%
LSV Asset Management(5) 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	common stock	3,079,970	5.9%

(1)

Pursuant to a Schedule 13G Amendment filed on February 14, 2008, FMR LLC and Edward Johnson 3d reported that FMR LLC and Mr. Johnson, through their control of Fidelity Management & Research Company, FMR’s wholly owned subsidiary, and certain Fidelity funds had sole dispositive power as to 5,300,200 shares of our common stock. The Schedule 13G also stated that Fidelity Management & Research Company, as a result of acting as investment advisor to various investment companies, was the beneficial owner of 5,300,200 shares or 10.2% and that one of the funds, Fidelity Low Priced Stock Fund, was the beneficial owner of 5,300,000 shares or 10.2%. The 13G indicated that neither FMR nor Mr. Johnson, Chairman of FMR LLC, had the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds. According to the Schedule 13G, Mr. Johnson and various family members, through their ownership of FMR Class B common stock and the execution of a shareholders voting agreement, might be deemed to form a controlling group with respect to FMR LLC.

(2)	Pursuant to a Schedule 13G Amendment filed on February 6, 2008, Dimensional Fund Advisors LP reported that, as investment advisor or manager to various funds, it had sole voting and dispositive power over, and might be deemed to be the beneficial ownership of, 4,312,167 shares of our common stock. Dimensional Fund Advisors LP disclaimed beneficial ownership of the shares.

(3)	Pursuant to a Schedule 13D Amendment filed on March 21, 2008, Hayman Advisors, L.P., Hayman Investments, LLC and J. Kyle Bass reported that Hayman Advisors, as investment advisor to Hayman Capital Master Fund, L.P., has sole voting and dispositive power over 3,948,578 shares of our common stock. Mr. Bass is the managing member of Hayman Investments, LLC, the general partner of Hayman Advisors, LP.

(4)	Pursuant to a Schedule 13G filed on December 3, 2007, Corriente Advisors, LLC and Mark L. Hart, III reported that Corriente Advisors, through the management of investment and trading accounts of other persons, including Corriente Master Fund, L.P., have voting and dispositive power over 3,394,764 shares of our common stock. As the Chairman and Chief Executive Officer of Corriente Advisors, Mr. Hart may be deemed to control all of the shares over which Corriente Advisors has voting and dispositive power.

(5)	Pursuant to a Schedule 13G Amendment filed on February 12, 2008, LSV Asset Management, reported that LSV Asset Management was the beneficial owner and had sole voting and dispositive power as to 3,079,970 shares of our common stock.

Beneficial Ownership of common stock by Directors and Executive Officers

The following table shows, as of June 2, 2008, the number of shares of our common stock beneficially owned by each of our current directors and nominees, our executive officers named in the Summary Compensation Table of our Form 10-K, and all executive officers and directors as a group. Except as indicated to the contrary, each individual listed below has sole voting and dispositive power over the shares shown.

Name of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class
Salvatore J. Badalamenti	20,000	(1)	*
George R. Bravante, Jr.	28,000	(2)	*
Janet M. Clarke	38,000	(3)	*
Charles R. Coble	223,293	(4)	*
Frederick S. Cromer	331,464	(5)	*
Kim A. Fadel	36,000	(3)	*
Judith R. Haberkorn	20,000	(1)	*
Andrew N. Jent	17,500	(6)	*
Patrick Kelly	16,000	(7)	*
James E Nides	223,555	(4)	*
Scott R. Peterson	223,151	(8)	*
James B. Ream	482,500	(9)	*
Bonnie S. Reitz	26,000	(1)	*
All executive officers and directors as a group (13 persons)	1,685,463	(10)	3.3%

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes 10,000 shares that may be purchased under options currently or becoming exercisable within 60 days, which shares are referred to hereafter as “option shares”.

(2)	Includes 14,000 option shares.

(3)	Includes 24,000 option shares.

(4)	Includes 153,750 option shares.

(5)	Includes 236,250 option shares.

(6)	Represents restricted shares received upon joining our board. Does not include shares beneficially owned by Hayman Advisors, L.P. of which Mr. Jent is President.

(7)	Includes 8,000 option shares.

(8)	Includes 147,500 option shares.

(9)	Includes 395,000 option shares.

(10)	Includes 1,186,250 option shares.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

2009 Annual Meeting

Any stockholder who wants to present a proposal at the 2009 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company at our principal executive offices by December 11, 2008 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2009 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 45 days and not more than 75 days prior to April 10, 2009. However, if the 2009 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 22, 2009, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2009 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2009 annual meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which are available on our website at www.expressjet.com or may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

You can view our Annual Report on Form 10-K for the year ended December 31, 2007 or Quarterly Report for the three month period ending March 31, 2008, including in each case exhibits, or fill out our online request to get a copy of the 10-K or 10-Q (excluding exhibits) by mail, free of charge, by visiting Investor Relations at www.expressjet.com or sending your request to Investor Relations, 700 North Sam Houston Parkway West, Ste 200, Houston, TX 77067. We will furnish to interested security holders a copy of any exhibit to the 10-K or 10-Q, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the company’s Secretary at the company’s headquarters at 700 North Sam Houston Parkway West, Ste 200, Houston, Texas 77067.

				Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. To issue such number of shares of the company’s common stock as may be reasonably necessary to repurchase all of its outstanding 4.25% convertible notes due 2023.	FOR nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for nominees listed to the left ☐

2.   To amend the company’s certificate of incorporation to increase the number of authorized shares of common stock from 200 million to 400 million.

3.   In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR

TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on June 29, 2008.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/xjt		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the internet at www.expressjet.com

EXPRESSJET HOLDINGS, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

June 30, 2008

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes James B. Ream and Scott R. Peterson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in ExpressJet Holdings, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Special Meeting of Stockholders to be held on June 30, 2008, and at any adjournment or postponement thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting. Pursuant to federal law and the Certificate of Incorporation of ExpressJet Holdings, Inc., voting stock is subject to certain foreign ownership restrictions. By signing below, the undersigned represents that it is a “U.S. Citizen” as that term is defined in the company’s proxy statement or that the shares of stock represented by this Proxy have been registered on the company’s Foreign Stock Record.

Whether or not you expect to attend the annual meeting, please vote your shares. As explained on the other side of this proxy, you may vote by internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1) AND “FOR” THE RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 2).

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

You can now access your ExpressJet Holdings, Inc.

account online.

Access your ExpressJet Holdings, Inc. stockholder account online via Investor ServiceDirect® (ISD).

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